                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered effective as of December 1, 1999 by and between SUNDERLAND CORPORATION, a Delaware corporation (the "Corporation"), and Michael Shustek (the "Executive") with reference to the following facts:

                                   WITNESSETH:

         WHEREAS, the Corporation previously hired Executive in the position of Chief Executive Officer of the Corporation; and

         WHEREAS, there have been significant changes in the Corporation since Executive"s employment; and

         WHEREAS, in order to retain the services of the Executive and to maximize the period of his continued availability, the Corporation desires to enter into the Agreement with Executive as is more fully set forth herein.

         NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Employment. The Corporation hereby agrees to, and does hereby, employ the Executive and Executive hereby accepts employment with the Corporation on the terms and conditions set forth in this Agreement (the "Agreement").

         2. Term. The term of this Agreement shall commence on December 1, 1999, and shall continue for a period of three (3) years until November 30, 2002 (the "Term"). After the original Term, this Agreement shall continue for successive one (1) year periods unless either party hereto shall notify the other in writing at least thirty (30) days prior to the end of the Term of their intention of not renewing the same. The Corporation agrees not to terminate the Executive during the Term except for Cause. Executive shall be considered terminated, at the Executive"s election, if (i) there is a Change of Control of the Corporation or (ii) a reduction in Executive"s duties, salary or position with the Corporation.

         3. Duties and Services.

                  a. The Corporation and the Executive hereby agree that, subject to the provisions of this Agreement, the Corporation will employ the Executive and the Executive will serve the Corporation as Chief Executive Officer during the Term.

                  b. Executive agrees during the term of this Agreement not to usurp a corporate opportunity for his own financial gain. A corporate opportunity shall be defined as a business opportunity which the Corporation is financially able to undertake, is, from its nature, in the line of the Corporation"s business and is one in which the Corporation has an interest or a reasonable expectancy. Executive agrees that he shall offer a corporate opportunity to the Corporation. The Corporation shall have ten (10) days to either take the opportunity for itself or to reject the opportunity in which case Executive shall have the right to pursue such opportunity for himself. Failure to notify Executive within such ten
                           (10) day period shall be deemed a rejection of the opportunity by the Corporation.

         4. Definitions. The following terms shall have the following meanings when used herein:

                  a. Change of Control. For the purpose of this Agreement, a "Change in Control" of the Corporation shall be deemed to occur if any person or entity directly or indirectly acquires ownership, control, power to vote, or proxies representing more than thirty-five percent (35%) of the Voting Stock of Sunderland, or of any entity controlling Sunderland, or obtains control of the election of a majority of the members of the Board of Directors of Sunderland (the "Board") or of any entity controlling Sunderland.

                  b.       Cause. Cause shall exist when and only when Executive
                           (i) after receipt of written notification by the Board of Directors or the CEO has wilfully failed and continues to fail after such written notice for a period of thirty (30) days to substantially perform his duties (other than failure resulting from incapacity due to physical or mental illness), (ii) is convicted of a crime constituting a felony, or
                           (iii) has been proven to be dishonest, has embezzled or has committed common law fraud ("for Cause").

         5. Compensation.

                  a. As salary during the Term, the Corporation shall pay the Executive, in accordance with its normal payroll, a minimum annual salary of Seven Hundred Twenty Thousand Dollars ($720,000) such salary to be paid no less than bi-monthly during the Term. The Executive shall receive such additional salary as the Board of Directors of the Corporation may from time to time determine during the Term. Unless expressly agreed in writing by the parties hereto, no such additional compensation or benefits shall be deemed to modify or otherwise affect the terms or conditions of this Agreement. Notwithstanding the foregoing if Executive is terminated other than (i) for Cause, as defined herein, or (ii) as a result of a Change of Control, as defined herein, Executive shall be entitled to twelve (12) months salary as severance as Executive"s sole and exclusive rights pursuant to this Agreement. In the event of a Change of Control, Executive shall be entitled to two (2) years salary, as severance, provided Executive exercises his right pursuant to this Agreement to treat such change of control as a termination of this Agreement. In the event Executive does not exercise his right to be terminated upon a Change of Control the Executive shall continue his employment pursuant to the Salary Continuation Agreement. In the event Executive is terminated other than for cause or there is a Change in Control, all obligations to pay Executive shall be due and owed in a lump sum payment exactly thirty
                           (30) days from the earlier of the date of termination, the date of the Change of Control and/or the date Executive elects termination pursuant to the provisions of Paragraph 2 hereof.

                  b. Executive shall receive an automobile and living allowance in the amount of One Thousand Dollars ($1,000) per month during the Term.

         6. Other Benefits. During the Term the Executive shall receive all rights and benefits for which he is then eligible under any employee benefit plan or bonus plan which the Corporation generally provides for its employees. Such benefits shall include, but not be limited to, a bonus plan, which shall be explicitly set forth by the Corporation"s Board of Directors within one hundred eighty (180) days of the execution of this Agreement, and full medical, dental and health insurance for Executive. Further, Executive shall receive disability insurance guarantying payments equal to sixty percent (60%) of his salary.

         7. Grant of Options and Warrants to Acquire Stock.

                  a. Corporation acknowledges that it currently has plans to adopt a qualified stock option plan at the next annual meeting of shareholders and that Executive will be covered under such plan. Further, Corporation guarantees Executive will receive, whether such stock option plan is adopted or not, a minimum of Two Hundred Thousand (200,000) options upon adoption of the stock option plan, that such options will vest subject only to the passage of time, and that the exercise price will not be in excess of the closing price of the publicly traded shares on the last day of any such twelve (12) month period. The parties further agree that a mutually satisfactory agreement shall be entered into between the Corporation and Executive no later than thirty (30) days from the date of the next annual meeting of Shareholders.

                  b. Corporation within one hundred twenty (120) days from the date of this Agreement shall grant to Executive warrants to acquire fifty thousand (50,000) shares of the Corporation"s common stock, at the closing bid price on the date such warrants are issued, pursuant to the terms and conditions of the Warrant Agreement attached hereto as Exhibit A.

         8. Death or Disability. In the event of the death of the Executive or the disability of the Executive, this Agreement shall immediately terminate and the Corporation shall pay to the Executive or his estate one (1) year"s salary in a single lump sum payment which payment shall be due and payable upon the sooner of (i) thirty (30) days of Executive"s death or (ii) thirty (30) days after Executive is declared by his physician incapable of performing his duties as specified in this Agreement. The Corporation shall have the right to fund Executive"s death and/or disability benefit through life insurance.

         9. Place of Performance. In connection with his employment by the Corporation during the Term, the Executive shall at all times be entitled to an office at the principal executive offices of the Corporation, located in Las Vegas, Nevada, or at such other office of the Corporation, in Las Vegas, Nevada, as the Chief Executive Officer of the Corporation shall, in his reasonable discretion deem to be in the best interest of the Corporation. In the event the Corporation moves its principal place of business outside of Las Vegas, Nevada, Executive at his option shall have the right to terminate this Agreement and receive the greater of such salary due him for the remaining Term of this Agreement but in no event less than twelve (12) months" salary or to cause the Corporation to maintain an office in Las Vegas, Nevada for the Executive during the Term..

         10. Outside Activities and Non-Competition.

                  a. Covenant Not to Compete. Executive recognizes that the Corporation"s decision to enter into this Agreement is induced primarily because of the covenants and assurances made by Executive, that Executive"s covenant not to compete is necessary to ensure the continuation of the business of the Corporation and the reputation of the Corporation, and that irrevocable harm and damage will be done to the Corporation if Executive competes with the Corporation. Therefore, Executive agrees that during the term of this Agreement and for a period of one
                           (1) year following termination of this Agreement, Executive shall not, directly or indirectly, as an employee, employer, contractor, consultant, agent, principal, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or practice within the Practice Territory that is in competition in any manner whatsoever with the business of the Corporation without the written permission of the Corporation. The term "in competition in any manner whatsoever with the business of the Corporation" shall include the practice of accounting in the Practice Territory and engaging in the mortgage business in the State of Nevada. Practice Territory shall be defined as any area in which the Corporation has an office or conducts business. Executive agrees:

                           (i) If Executive should set up an office within the Practice Territory in competition with the business of the Corporation, it would cause economic harm and loss of goodwill to the Corporation resulting in immediate and irreparable loss, injuries, and damage to the Corporation.

                           (ii) Notwithstanding anything to the contrary in this Section 10, Executive is not prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

                  b. Enforcement. The Corporation and Executive further agree that if any restriction in this Article is held by any court to be unenforceable or unreasonable, a lesser restriction will be enforced in its place and the remaining restrictions in this Agreement will be enforced independently of each other. In any action to enforce any provision of this Article 10, the court may award reasonable attorneys" fees, costs, and expenses to the prevailing party. Notwithstanding the prior provisions of this Article, Executive shall be immediately released from the restrictive covenant in this Article and may practice in competition with the Corporation within the Practice Territory after the termination of this Agreement by purchasing the covenants described in this Article 10.a. The parties believe that reasonable compensation to the Corporation for the release of Executive from the restrictive covenants of this Article 10 would be Fifty Thousand Dollars ($50,000.00), which is the Corporation"s anticipated costs of recruiting and training a replacement for Executive. Executive promises to pay, and the Corporation agrees to accept, that amount as consideration if Executive should desire to be released from the restrictive covenants of this Article 10.

                  c. Survival. The provisions of this Article 10 shall survive the termination of this Agreement for one (1) year.

         11.      Confidentiality of Information.

                  a. Confidential Information. Executive agrees to keep confidential and not to use or to disclose to others during the term of this Agreement and for a period of five (5) years thereafter, except as expressly consented to in writing by the Corporation or required by law, any secrets or confidential technology, proprietary information, patient lists, or trade secrets of the Corporation, or any matter or thing ascertained by Executive through Executive"s affiliation with the Corporation, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interest of the Corporation, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of the Corporation. This restriction shall not apply to any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by Executive or Executive"s affiliates, advisors, or representatives); (ii) is or becomes available to Executive on a nonconfidential basis from a source other than the Corporation or its affiliates, advisors, or representatives, provided that, at the time of disclosure to Executive, Executive is not aware that such source was bound by a confidentiality agreement with or other obligation of secrecy to the Corporation; or (iii) has already been or is hereafter independently acquired or developed by the Corporation; without violating any confidentiality agreement with or other obligation of secrecy to the Corporation.

                  b. Departure. Except as provided herein, should Executive leave the employment of the Corporation, Executive will neither take nor retain, without prior written authorization from the Corporation, any papers, client lists, fee books, client records, files, or other documents or copies thereof or other confidential information of any kind belonging to the Corporation pertaining to the Corporation"s clients, business, sales, financial condition, or products. Without limiting other possible remedies to the Corporation for the breach of this covenant, Executive agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. Executive further agrees that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

                  c.       Exceptions.

                           (i) Executive shall not be prohibited from releasing any confidential or proprietary information to Executive"s legal counsel or financial advisors, provided that Executive places such advisors under legal obligation not to disclose the confidential information.

                           (ii) It shall not be a breach of Executive"s covenants under this Article 11 if a disclosure is made pursuant to a court order, a valid administrative agency subpoena, or a lawful request for information by an administrative agency. Executive shall give the Corporation prompt notice of any such court order, subpoena, or request for information.

         12. Notice. All Notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five
(5) days after deposit in the United States mail, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

                  If to Corporation at:              2901 El Camino, Suite 206
                                                     Las Vegas, Nevada 89102

                  If to Executive at:


         13.      Miscellaneous.

                  a. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns. This Agreement may not be assigned by the Corporation without the prior written consent of the Executive. The obligations and duties of the Executive hereunder shall be personal and not assignable.

                  b. Whenever possible, each provision of this Agreement shall be interpreted in such a neater as to be valid and effective under applicable law, but if any provision of this Agreement is found to be prohibited or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  c. For purposes of this Agreement an "affiliate" of a person shall include any person, firm, corporation, association, organization, or unincorporated trade or business that, now or hereinafter directly or indirectly, controls, or is controlled by, or practices is under common control with such person.

                  d. Any waiver, alteration or modification of any term of this Agreement will be valid only if made in writing and signed by the parties hereto. Each party hereto from time to time may waive any of his or its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereunder.

                  e. Captions and paragraph heading used herein are for convenience only are not a part hereof and shall not be used in construing this Agreement.

                  f. This Agreement constitutes the entire understanding and agreement of the parties and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties relating to the employment of the Executive by the Corporation during the Term. AU prior negotiations or agreements, if any, between the parties relating solely to the employment of the Executive by the Corporation during the Term are hereby superseded.

                  g. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

                  h. This Agreement may be executed in counterparts, each of which shall be deemed an original,, but both of which taken together shall constitute one and the same instrument.

         14. Arbitration. Any controversy between the parties hereto, including the construction or application of any of the terms, covenants or conditions of this Agreement, shall on written request of one party served on the other be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitrator selected must be a member of the National Academy of Arbitrators and must have significant experience in arbitrating labor disputes. Further, the Arbitrator must be an attorney practicing labor law in the Southern California area. The cost of such arbitration shall be borne by the losing party or in such proportions as the Arbitrator(s) shall decide. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

         15. The Executive's Employment. Nothing contained in this Agreement (i) obligates the Corporation or any subsidiary of the Corporation to employ the Executive 'in any capacity whatsoever, or (ii) prohibits or restricts the corporation (or any such subsidiary) from terminating the employment, if any, of the Executive at any time or for any reason whatsoever,,with or without cause, subject to the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.


WITNESS:                                    EXECUTIVE



------------------------------------        ------------------------------------
                                            Michael Shustek


                                            SUNDERLAND CORPORATION,
                                            a Delaware corporation


                                            By:
------------------------------------           ---------------------------------
                                               Name:
                                               Title:

                                   EXHIBIT A

                                WARRANT AGREEMENT